Exhibit (a)(5)(ii)

For Immediate Release

Contacts:
Deborah Hellinger
Oracle Public Relations
650.506.5158
deborah.hellinger@oracle.com

Oracle Announces Expiration of HSR Review
Extends Tender Offer for Hyperion to April 13

REDWOOD SHORES, Calif., March 29, 2007 - Oracle today announced that the Hart-Scott-Rodino (HSR) review period for its tender offer for Hyperion Solutions Corporation (Nasdaq: HYSL) has expired. Tender conditions that remain outstanding include the expiration of regulatory waiting periods in other jurisdictions, all of which are scheduled to expire by April 12. Oracle’s tender offer, which had been set to expire at 5:00 p.m., New York City time, on Friday April 6, has been extended until 5:00 p.m., New York City time, on Friday April 13, 2007 to conform to the remaining regulatory waiting periods. As of 5:00 p.m., New York City time, on March 28, 2007, approximately 285,000 shares had been tendered in and not withdrawn from the offer.

About Oracle
Oracle (Nasdaq: ORCL) is the world’s largest enterprise software company. For more information about Oracle, visit our Web site at http://www.oracle.com.

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Trademarks
Oracle is a registered trademark of Oracle Corporation and/or its affiliates.  Other names may be trademarks of their respective owners.

Important Information
THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY SHARES OF HYPERION’S COMMON STOCK WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION AND HOTROD ACQUISITION CORPORATION FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 2007, AS AMENDED FROM TIME TO TIME. HYPERION STOCKHOLDERS SHOULD READ THESE DOCUMENTS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.

HYPERION STOCKHOLDERS MAY OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE OFFER FREE OF CHARGE AT THE SEC'S WEBSITE AT WWW.SEC.GOV, FROM THE INFORMATION AGENT NAMED IN THE TENDER OFFER MATERIALS OR FROM ORACLE.

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain forward-looking statements about Oracle and Hyperion. When used in this document, the words “anticipates”, “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, similar expressions and any other statements that are not historical facts, in each case as they relate to Oracle and Hyperion, the management of either such company or the transaction are intended to identify those assertions as forward-looking statements. In making any such statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of Oracle and Hyperion, including: the impact of general economic conditions in regions in which either such company currently does business, industry conditions, including competition, fluctuations in exchange rates and currency values, capital expenditure requirements, legislative or regulatory requirements, changes in the tax laws, interest rates and access to capital markets. The actual results or performance by Oracle or Hyperion could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or Hyperion.